                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   Form 8-K

                                CURRENT REPORT



                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): July 5, 2000



                              APPLIED POWER INC.
            (Exact name of Registrant as specified in its charter)


              Wisconsin                    1-11288               39-0168610
(State or other jurisdiction         (Commission File        (I.R.S. Employer
     of incorporation                    Number)            Identification No.)



                       N22 W23685 Ridgeview Parkway West
                        Waukesha, Wisconsin 53188-1013

           Mailing address: P.O. Box 325, Milwaukee, Wisconsin 53201
              (Address of principal executive offices) (Zip code)

       Registrant's telephone number, including area code: (262) 523-7600

Item 5.   Other Events.

               As previously announced, Applied Power Inc. continues to implement the steps required in connection with the spin-off of its Electronics Business. On June 30, 2000 Applied Power Inc. commenced an offer to repurchase its $200 million of senior subordinated debt and a concurrent consent solicitation designed to remove restrictions on certain operations provisions currently included in the indenture. The tender offer will expire on July 28, 2000, unless extended.

               In response to inquiries as to the pro forma results of Applied Power Inc. after the spin-off, Applied Power Inc. has prepared the following unaudited pro forma financial information which give effect to (1) the spin-off of the Electronics Business, (2) the previously announced divestitures of Air Cargo Equipment Corporation and Barry Wright Corporation and (3) the internal restructuring necessary to accomplish the spin-off.

   Definitions (1) "Actuant," "we," "us" and "our" refer to
Actuant Corporation (Applied Power Inc.'s name after the Distribution (as defined below) and approval of the name change by its shareholders) and its subsidiaries, which upon the Distribution will own and conduct the Industrial Business (as defined below) and will assume all obligations under the Notes;
(2) "APW" refers to APW Ltd. and its subsidiaries, which upon the Distribution will own and conduct the Electronics Business (as defined below); (3) "Applied Power" refers to Applied Power Inc. and its subsidiaries before the Distribution; (4) "Industrial Business" refers to Applied Power's branded electrical and industrial tools and supplies businesses and motion control systems businesses; (5) "Electronics Business" refers to Applied Power's integrated electronics enclosures business; (6) "Distribution" refers to the spin-off by Applied Power of the Electronics Business and the related debt realignment; (7) "Divestitures" refers to the recently completed sales by Applied Power of its vibration isolation business, known as Barry Controls, and its aerospace cargo products business, known as Air Cargo; (8) "Non-continuing Businesses" refers to units that have been sold or will not be a part of Actuant after the Distribution, consisting of Barry Controls, Air Cargo, Samuel Groves, Moxness, GB Everest and Magnets; (9) "Transactions" refers to the Distribution, the related corporate restructuring transactions and the Divestitures; and (10) "pro forma" means after giving effect to the Transactions as if they had occurred on the day immediately prior to the first day of the financial period being referenced, in the case of the statement of earnings data, or as of the referenced date, in the case of balance sheet data.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected historical financial data have been derived from the consolidated financial statements of Applied Power. The statement of earnings data for each of the fiscal years ended August 31, 1998, and 1999 and the balance sheet data as of August 31, 1998 and 1999 have been derived from audited Consolidated Financial Statements. The statement of earnings data for the fiscal year ended August 31, 1997 and the balance sheet data as of August 31, 1997 has been derived from unaudited consolidated financial statements of Applied Power. The statement of earnings data for the six months ended February 28, 1999 and February 29, 2000 and the balance sheet data as of those dates have been derived from unaudited consolidated financial statements of Applied Power. Operating results for the six months ended February 29, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year ending August 31, 2000.

   The financial data presented in the following table reflect all business units other than the Electronics Business, which will be spun off to shareholders in the Distribution. Financial data presented in the table include the Non-continuing Businesses. As a result, the selected financial data in the following table are not fully representative of the group of business units that will comprise Actuant after the Distribution. We have included a separate financial data table in "footnote 9 below" that includes only those units of Applied Power that will comprise Actuant after the Distribution.

                                                           Year Ended August 31,         Six Months Ended
                                                        -------------------------- -------------------------
                                                                                   February 28, February 29,
                                                         1997(2)  1998(2)   1999       1999         2000
                                                        ------   ------   -------- ------------ ------------
                                                              (in millions, except per share data)
Statement of Earnings Data(1):
Net sales........................................       $522.4   $637.5   $  695.7   $  344.4     $  357.1
Gross profit.....................................        180.5    200.9      252.7      124.1        127.8
Operating expenses(3)(4)(5)......................        139.8    179.0      144.5       76.8         72.8
Operating earnings...............................         35.8      9.3       99.4       42.8         51.1
Earnings from continuing operations..............         22.6      0.1       34.6       13.2         20.7
Diluted earnings per share from
  continuing operations..........................         0.57     0.00       0.86       0.33         0.52
Cash dividends per share(6)......................         0.06     0.06       0.06       0.03         0.03

Balance Sheet Data (at end of period)(1):
Total assets(7)..................................       $486.4   $711.5   $1,059.9   $1,092.3     $1,086.9
Total debt(8)....................................         54.8    225.2      521.2      589.0        510.3

--------
(1) We completed various acquisitions and divestitures that impact the comparability of the selected financial data presented in the table.
(2) Operating results for fiscal 1997 and 1998 include merger, restructuring and other non-recurring charges that were recognized in cost of sales and operating expenses. Such expenses totaled $6.2 million and $56.9 million on a pre-tax basis in fiscal 1997 and 1998, respectively.
(3) Operating expenses in fiscal 1999 include a $7.8 million pre-tax charge due to the cancellation of a contract. For the six months ended February 29, 2000, we recorded a $1.4 million pre-tax gain when we recovered costs in excess of what we anticipated when the loss was initially recorded.
(4) Operating expenses for the six months ended February 29, 2000 include a $3.5 million pre-tax charge for investment banking, legal, accounting and other fees and expenses associated with the Distribution.
(5) Operating expenses include engineering, selling and administrative expenses, contract termination costs (recovery), corporate reorganization charges, merger related expenses, and all of Applied Power's general corporate expenses (which include expenditures on resources and services that supported the Electronics Business). Total general corporate expenses were as follows:

      Fiscal Period                                                 Amount
      -------------                                              -------------
                                                                 (in millions)
      1997......................................................      15.2
      1998 (excluding expenses in Note 2 above).................      17.5
      1999......................................................      12.1
      Six months ended February 28, 1999........................       6.0
      Six months ended February 29, 2000 (excluding expenses in
       Note 4 above)............................................       8.1

    Such amounts include the general corporate expenses for Zero Corporation ("ZERO") for periods both prior to and after its merger with Applied Power in fiscal 1998. The merger was accounted for using the pooling of interests method of accounting, with all of Applied Power's historical results restated to include the historical results of ZERO. The majority of ZERO's general corporate expenses was eliminated shortly after its acquisition, as its corporate support functions were provided by existing Applied Power corporate personnel. We expect general corporate expenses to decrease following the Distribution due to the need for fewer employees performing such functions and a reduction in the size of the organization being supported by such corporate personnel. We believe that the expenses required to support such general corporate functions in fiscal 1999 and the six months ended February 29, 2000, had the Distribution been completed prior to the beginning of the period, would have been approximately $4.7 million and $2.4 million, respectively.
(6) Applied Power split its stock two-for-one in fiscal 1998. All dividend and per share data have been adjusted for this stock split. Actuant does not intend to pay dividends following the Distribution.
(7) Includes net assets of discontinued operations as follows:

      Balance Sheet Date                                              Balance
      ------------------                                           -------------
                                                                   (in millions)
      August 31, 1997.............................................      86.2
      August 31, 1998.............................................     249.7
      August 31, 1999.............................................     598.5
      February 28, 1999...........................................     624.5
      February 29, 2000...........................................     627.9

(8) Historically, Applied Power incurred indebtedness at the parent company level or at a limited number of subsidiaries, rather than at the operating unit or segment level. Debt in the table reflects our debt balance after an allocation was made to the Electronics Business, which is reported in discontinued operations. The debt allocated to the Electronics Business was based on the estimated debt expected to be assigned to APW in the debt realignment related to the Distribution. Historical net financing costs were allocated based on the debt allocation using the historical weighted-average rate. Our debt and capitalization will change as a result of the Distribution.

(9) The following consolidated financial data are derived from the audited consolidated financial statements of Applied Power for each of the two years ended August 31, 1999 and the unaudited consolidated financial statements of Applied Power for the six months ended February 28, 1999 and February 29, 2000. The statement of earnings data for the fiscal year ended August 31, 1997 has been derived from unaudited consolidated financial statements of Applied Power. The adjusted historical financial data in the following table differs from the consolidated financial information in the Consolidated Financial Statements because we excluded the financial data of the Non-continuing Businesses. The unaudited pro forma consolidated statement of earnings data give effect to the Transactions as if they had occurred on August 31, 1998 and the unaudited pro forma consolidated balance sheet data give effect to the Transactions as if they had occurred on February 29, 2000.

    In the opinion of management, the following data include all necessary adjustments for the fair presentation of the information set forth. Results for interim periods are not necessarily indicative of the results for the full year.

                                  Year Ended August                                            Pro Forma
                                         31,               Six Months Ended         Twelve       Twelve
                                 --------------------- ------------------------- Months Ended Months Ended
                                                       February 28, February 29, February 29, February 29,
                                  1997   1998    1999      1999         2000         2000       2000(b)
                                 ------ ------  ------ ------------ ------------ ------------ ------------
                                                       (in millions, except ratios)
Statement of Earnings Data (a):
Net sales.......................                                                                 $541.0(c)
Adjusted net sales.............. $381.8 $482.1  $527.5    $260.4       $268.6       $535.7
Adjusted gross profit(d)........  132.3  151.0   189.5      92.4         95.6        192.6
Adjusted operating expenses
 excluding general corporate
 expenses(e)....................   93.3  126.0    99.7      55.0         45.2         89.9
General corporate expenses(f)...   15.2   17.5    12.1       6.0          8.1         14.2          5.0
Adjusted operating earnings(e)..   20.3   (3.5)   71.5      28.2         39.1         82.3
Cash interest expense ..........                                                                   49.6

Other Financial Data(a):
Adjusted depreciation..........     8.9   10.8    10.4       5.5          5.8         10.7
Adjusted amortization of
 intangible assets.............     3.4   11.1     6.2       3.2          3.2          6.2
Adjusted capital expenditures..    10.2   15.4    13.7      11.6          5.0          7.1
Total debt.....................                                                                   452.7

--------
(a) Adjusted items exclude results of the Non-continuing Businesses.
(b) Includes the reported operating results, until the date of its disposition, of Samuel Groves, a business unit sold by Applied Power on November 23, 1999. For the twelve months ended February 29, 2000, Samuel Groves had net sales of $5.4 million and EBITDA of $0.2 million. All adjusted operating data exclude the results of Samuel Groves.
(c) Pro forma net sales of $541.0 million differs from the $535.7 million of adjusted net sales for the twelve months ended February 29, 2000 by $5.4 million of net sales attributable to the divested Samuel Groves business unit. Pro forma adjusted EBITDA of $110.4 million differs from (a) the $110.6 million of pro forma EBITDA for the twelve months ended February 29, 2000 by $0.2 million of EBITDA attributable to Samuel Groves and (b) the $101.2 million of adjusted EBITDA for the twelve months ended February 29, 2000 by $9.2 million of excess historical general corporate expenses of $5.0 million, the amount management believes would have been incurred by Actuant had the Distribution occurred on the day immediately prior to the first day of such period.
(d) Includes $3.3 million and $17.7 million in fiscal 1997 and 1998, respectively, for non-recurring restructuring charges.
(e) Includes $2.9 million and $34.2 million of restructuring charges in fiscal 1997 and 1998, respectively; $7.8 million of contract termination costs in fiscal 1999 and the six months ended February 28, 1999; $1.4 million of contract termination recovery in the six months ended February 29, 2000;
    and $3.5 million of corporate reorganization expenses in the six months ended February 29, 2000.
(f) General corporate expenses include all general corporate expenses related to Applied Power, including costs incurred to support both the Industrial Business and the Electronics Business. In accordance with generally accepted accounting principles, none of these expenses has been allocated to discontinued operations. We expect general corporate expenses to decrease following the Distribution due to the need for fewer corporate employees and a reduction in the size of the organization being supported. We believe that the expenses required to support general corporate functions in the six months ended February 29, 2000, fiscal 1999 and the twelve months ended February 29, 2000, had the Distribution been completed prior to the beginning of the periods, would have been approximately $2.4 million, $4.7 million and $5.0 million, respectively.
(g) "EBITDA" is defined as operating earnings before depreciation, amortization and certain restructuring and other non-recurring items. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and our calculation thereof may not be comparable to that reported by other companies. We believe that EBITDA provides useful information regarding our ability to service and/or incur indebtedness. EBITDA does not take into account our working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use. Pro forma twelve months ended February 29, 2000 EBITDA was $110.6. "Adjusted EBITDA" is defined as EBITDA excluding results of the Non-continuing Businesses. Adjusted EBITDA includes all general corporate expenses of Applied Power, including costs incurred to support both the Industrial Business and the Electronics Business. Accordingly, we believe that, had we been a stand-alone entity during the periods presented, our EBITDA would have been higher than the EBITDA presented in the table below. The following is a reconciliation of operating earnings as reported in the Consolidated Financial Statements to the adjusted EBITDA as displayed in the table below.

                                                                                           Pro Forma
                             Year Ended August 31,     Six Months Ended         Twelve       Twelve
                             --------------------- ------------------------- Months Ended Months Ended
                                                   February 28, February 29, February 29, February 29,
                              1997   1998   1999       1999         2000         2000         2000
                             --------------------- ------------ ------------ ------------ ------------
                                                           (in millions)
   Operating earnings......  $ 35.8 $  9.3 $  99.4    $42.8        $51.1        $107.7       $ 95.0
   Depreciation............    14.8   17.0    17.3      9.1          8.4          16.7         10.9
   Amortization of
    intangible assets......     5.0   12.6     8.7      4.4          4.0           8.3          6.1
   Contract termination
    costs (recovery).......     --     --      7.8      7.8         (1.4)         (1.4)        (1.4)
   Corporate reorganization
    expenses...............     --     --      --       --           3.5           3.5          --
   Restructuring charges...     6.2   38.0     --       --           --            --           --
   Merger related
    expenses...............     --     9.3     --       --           --            --           --
   Provision for loss on
    sale of subsidiary.....     --     4.5     --       --           --            --           --
                             ------ ------ -------    -----        -----        ------       ------
   EBITDA..................  $ 61.8  $90.7 $ 133.2    $64.1        $65.6        $134.8       $110.6
   Less: operating earnings
    from Non-continuing
    Businesses.............    15.4   12.7    27.9     14.6         12.0          25.5
   Less: depreciation and
    amortization of
    intangible assets of
    Non-continuing
    Businesses.............     7.4    7.7     9.5      4.8          3.4           8.1
                             ------ ------ -------    -----        -----        ------
   Adjusted EBITDA.........   $38.9  $70.3   $95.8    $44.7        $50.2        $101.2
                             ====== ====== =======    =====        =====        ======

                                CAPITALIZATION

   The following table sets forth the unaudited historical capitalization of Applied Power as of February 29, 2000, and the unaudited pro forma capitalization of Actuant as of February 29, 2000 after giving effect to the Transactions including the issuance of debt under the Actuant Credit Facility, the issuance of the Notes and the estimated fees and expenses related thereto, each as if they had occurred on that date.

                                                            February 29, 2000
                                                         -----------------------
                                                         Historical Pro Forma(1)
                                                         ---------- ------------
                                                              (in millions)
Cash and cash equivalents...............................   $  8.8     $   8.8
                                                           ======     =======
Short-term borrowings(2)................................   $  2.4     $   2.7
Existing long-term debt(3)..............................    507.9         0.0
The Actuant Credit Facility(4)..........................      0.0       250.0
The Notes...............................................      0.0       200.0
                                                           ------     -------
  Total debt(5).........................................    510.3       452.7
                                                           ------     -------
Shareholders' equity(6).................................    459.9      (134.9)
                                                           ------     -------
  Total capitalization..................................   $970.2     $ 317.8
                                                           ======     =======

--------
(1) Gives effect to the Transactions, including the issuance of debt under the Actuant Credit Facility, the issuance of the Notes and the estimated fees and expenses related thereto. See "The Transactions." The pro forma capitalization assumes that 100% of the 1999 Notes are purchased in the Tender Offer. If less than all of the 1999 Notes are tendered, the borrowings under the Actuant Credit Facility will be lower.
(2) Represents net borrowings under international working capital facilities shared with APW. The increase from $2.4 million to $2.7 million reflects the adjustment to exclude the net overdraft position of the Non-continuing Businesses. Following the Distribution, Actuant will have its own international working capital facilities with a total availability of approximately $14.0 million. Any amounts outstanding under such facilities will reduce available borrowings under the revolving credit portion of the Actuant Credit Facility.
(3) Historical long-term debt excludes $57.2 million of an off-balance sheet accounts receivable financing facility which will be retired upon the consummation of the Distribution. Immediately following the Distribution, Actuant will not have an accounts receivable financing program. The existing long-term debt balance excludes $287.4 million of debt allocated to the Electronics Business, which is included in net assets of discontinued operations on the consolidated balance sheet.
(4) The Actuant Credit Facility consists of $250.0 million in term loans which will be borrowed upon the consummation of the Distribution and a $100.0 million revolving credit facility which will be undrawn upon consummation of the Distribution.
(5) Prior to the Distribution, most of Applied Power's debt instruments were held at the corporate level. Applied Power's historical debt has been allocated between the Industrial Business and the Electronics Business based on the amount of debt expected to be assumed by the Electronics Business in the Distribution. The amount allocated to the Electronics Business was based in part on an estimate of anticipated cash flow of Applied Power from February 29, 2000 to the date of the Distribution. The amount of debt allocated to the Industrial Business will approximate four times EBITDA of Actuant pro forma for the Transactions for the four fiscal quarters preceding the date of the Distribution and will be reflected in an agreement to be finalized between APW and Actuant.

                                              Footnotes continued on next page.

Footnotes continued from previous page.
(6) The reduction in shareholders' equity reflects the following items, net of tax effect:

                                                                   February 29,
                                                                       2000
                                                                   ------------
                                                                       (in
                                                                    millions)
   The Distribution...............................................   $(627.9)
   Estimated final allocation of debt to APW......................     (21.3)
   Write-off of unamortized historical debt issuance costs........      (0.4)
   Estimated transaction costs, including Tender Offer premium....     (16.7)
   Estimated gain on the Divestitures.............................      71.6
                                                                     -------
                                                                     $(594.8)
                                                                     =======

   In accordance with generally accepted accounting principles, the Distribution results in a net reduction in Applied Power's historical shareholders' equity as the total assets being distributed to APW in the Distribution exceed the total liabilities being distributed. The excess of total assets over total liabilities requires a corresponding reduction in shareholders' equity.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma consolidated statements of earnings and unaudited pro forma consolidated balance sheet present the consolidated results of Applied Power and its financial position, adjusted to give effect to the Transactions, including the issuance of the Notes, the issuance of debt under the Actuant Credit Facility and the estimated fees and expenses related thereto. The unaudited pro forma consolidated statements of earnings for the six and twelve months ended February 29, 2000 and the fiscal year ended August 31, 1999 give effect to the Transactions as if they had occurred on the day prior to the beginning of the period being referenced. The unaudited pro forma consolidated balance sheet data give effect to the Transactions as if they had occurred on February 29, 2000.

   The unaudited pro forma consolidated financial statements have been derived from the historical consolidated financial statements of Applied Power. The pro forma adjustments, as described in the notes that follow, are based upon available information and upon certain assumptions that management believes are reasonable. You should read this information in conjunction with the Consolidated Financial Statements included elsewhere in a recently published offering circular. The unaudited pro forma consolidated financial statements are included for comparative purposes only and do not purport to be indicative of the results of Actuant in the future or what the financial position and results of operations would have been had Actuant been a separate, stand-alone entity during the periods shown.

             Unaudited Pro Forma Consolidated Statement of Earnings
                     (in thousands, except per share data)

                                   Six Months Ended February 29, 2000
                              ------------------------------------------------
                                           Excluded       Other         Pro
                              Historical Businesses(1) Adjustments    Forma(2)
                              ---------- ------------- -----------    --------
Net sales...................   $357,128    $(87,204)    $    --       $269,924
Cost of products sold.......    229,319     (55,243)         --        174,076
                               --------    --------     --------      --------
Gross profit................    127,809     (31,961)         --         95,848
Engineering, selling and
 administrative expenses....     70,730     (19,094)      (5,679)(3)    45,957
Amortization of intangible
 assets.....................      3,956        (805)         --          3,151
Contract termination
 recovery...................     (1,446)        --           --         (1,446)
Corporate reorganization
 expenses...................      3,487         --        (3,487)(4)       --
                               --------    --------     --------      --------
Operating earnings..........     51,082     (12,062)       9,166        48,186
Other expense (income):
Net financing costs.........     18,142         --         7,937 (5)    26,079
Other income--net...........       (652)         (4)         --           (656)
                               --------    --------     --------      --------
Earnings from continuing
 operations before income
 tax expense................     33,592     (12,058)       1,229        22,763
Income tax expense..........     12,869         --        (3,536)(6)     9,333
                               --------    --------     --------      --------
Net earnings from continuing
 operations.................     20,723     (12,058)       4,765        13,430
Earnings from discontinued
 operations.................     23,501         --       (23,501)(7)       --
                               --------    --------     --------      --------
Net earnings................   $ 44,224    $(12,058)    $(18,736)     $ 13,430
                               ========    ========     ========      ========
Basic earnings per share:
Earnings from continuing
 operations per share.......   $   0.53                               $   0.34
Discontinued operations per
 share......................       0.60                                    --
                               --------                               --------
Net earnings per share......   $   1.13                               $   0.34
                               ========                               ========
Weighted average common
 shares outstanding.........     39,023                                 39,023
                               ========                               ========
Diluted earnings per share:
Earnings from continuing
 operations per share.......   $   0.52                               $   0.33
Discontinued operations per
 share......................       0.58                                    --
                               --------                               --------
Net earnings per share......   $   1.10                               $   0.33
                               ========                               ========
Weighted average common and
 equivalent shares
 outstanding................     40,343                                 40,343
                               ========                               ========
Other Data:
Depreciation and
 amortization...............   $ 12,381    $ (3,338)    $    --       $  9,043
Capital expenditures........      5,744        (744)         --          5,000


  The accompanying notes are an integral part of these pro forma consolidated financial statements.

             Unaudited Pro Forma Consolidated Statement of Earnings
                     (in thousands, except per share data)

                                        Year Ended August 31, 1999
                               ------------------------------------------------
                                            Excluded       Other         Pro
                               Historical Businesses(1) Adjustments    Forma(2)
                               ---------- ------------- -----------    --------
Net sales....................   $695,704    $(158,867)   $    --       $536,837
Cost of products sold........    443,020      (98,092)        --        344,928
                                --------    ---------    --------      --------
Gross profit.................    252,684      (60,775)        --        191,909
Engineering, selling and
 administrative expenses.....    136,671      (30,530)     (7,399)(3)    98,742
Amortization of intangible
 assets......................      8,748       (2,589)        --          6,159
Contract termination costs...      7,824          --          --          7,824
Corporate reorganization
 expenses....................        --           --          --            --
                                --------    ---------    --------      --------
Operating earnings...........     99,441      (27,656)      7,399        79,184
Other expense (income):
Net financing costs..........     41,181          --       10,204 (5)    51,385
Other expense (income)--net..        850         (143)        --            707
                                --------    ---------    --------      --------
Earnings from continuing
 operations before income tax
 expense.....................     57,410      (27,513)     (2,805)       27,092
Income tax expense...........     22,830          --      (11,722)(6)    11,108
                                --------    ---------    --------      --------
Net earnings from continuing
 operations..................     34,580      (27,513)      8,917        15,984
Earnings from discontinued
 operations..................     44,817          --      (44,817)(7)       --
                                --------    ---------    --------      --------
Net earnings.................   $ 79,397    $ (27,513)   $(35,900)     $ 15,984
                                ========    =========    ========      ========
Basic earnings per share:
Earnings from continuing
 operations per share........   $   0.89                               $   0.41
Discontinued operations per
 share.......................       1.15                                    --
                                --------                               --------
Net earnings per share.......   $   2.04                               $   0.41
                                ========                               ========
Weighted average common
 shares outstanding..........     38,825                                 38,825
                                ========                               ========
Diluted earnings per share:
Earnings from continuing
 operations per share........   $   0.86                               $   0.40
Discontinued operations per
 share.......................       1.12                                    --
                                --------                               --------
Net earnings per share.......   $   1.98                               $   0.40
                                ========                               ========
Weighted average common and
 equivalent shares
 outstanding.................     40,200                                 40,200
                                ========                               ========
Other Data:
Depreciation and
 amortization................   $ 26,056    $  (9,197)   $    --       $ 16,859
Capital expenditures.........     22,885       (9,062)        --         13,823


  The accompanying notes are an integral part of these pro forma consolidated financial statements.

             Unaudited Pro Forma Consolidated Statement of Earnings
                     (in thousands, except per share data)

                                  Twelve Months Ended February 29, 2000
                              ------------------------------------------------
                                           Excluded       Other         Pro
                              Historical Businesses(1) Adjustments    Forma(2)
                              ---------- ------------- -----------    --------
Net sales...................   $708,457    $(167,448)   $    --       $541,009
Cost of products sold.......    452,024     (104,906)        --        347,118
                               --------    ---------    --------      --------
Gross profit................    256,433      (62,542)        --        193,891
Engineering, selling and
 administrative expenses....    138,415      (35,013)     (9,155)(3)    94,247
Amortization of intangible
 assets.....................      8,259       (2,156)        --          6,103
Contract termination
 recovery...................     (1,446)         --          --         (1,446)
Corporate reorganization
 expenses...................      3,487          --       (3,487)(4)       --
                               --------    ---------    --------      --------
Operating earnings..........    107,718      (25,373)     12,642        94,987
Other expense (income):
Net financing costs.........     39,573          --       11,812 (5)    51,385
Other income--net...........       (111)        (103)        --           (214)
                               --------    ---------    --------      --------
Earnings from continuing
 operations before income
 tax expense................     68,256      (25,270)        830        43,816
Income tax expense..........     26,125          --       (8,160)(6)    17,965
                               --------    ---------    --------      --------
Net earnings from continuing
 operations.................     42,131      (25,270)      8,990        25,851
Earnings from discontinued
 operations.................     45,803          --      (45,803)(7)       --
                               --------    ---------    --------      --------
Net earnings................   $ 87,934    $ (25,270)   $(36,813)     $ 25,851
                               ========    =========    ========      ========
Basic earnings per share:
Earnings from continuing
 operations per share.......   $   1.08                               $   0.66
Discontinued operations per
 share......................       1.18                                    --
                               --------                               --------
Net earnings per share......   $   2.26                               $   0.66
                               ========                               ========
Weighted average common
 shares outstanding.........     38,978                                 38,978
                               ========                               ========
Diluted earnings per share:
Earnings from continuing
 operations per share.......   $   1.05                               $   0.64
Discontinued operations per
 share......................       1.14                                    --
                               --------                               --------
Net earnings per share......   $   2.18                               $   0.64
                               ========                               ========
Weighted average common and
 equivalent shares
 outstanding................     40,249                                 40,249
                               ========                               ========
Other Data:
Depreciation and
 amortization...............   $ 24,920    $  (7,872)   $    --       $ 17,048
Capital expenditures........     11,921       (4,744)        --          7,177


  The accompanying notes are an integral part of these pro forma consolidated financial statements.

       Notes to Unaudited Pro Forma Consolidated Statements of Earnings

(1) Reflects the elimination of historical operating results for the Air Cargo and Barry Controls businesses, which were sold in May 2000 and June 2000, respectively, and the Magnets business, which will become part of APW in connection with the Distribution.

(2) Includes the operating results, until the date of its disposition, of Samuel Groves, a business unit sold by Applied Power on November 23, 1999. Operating results of this divested business for the pro forma periods presented were as follows:

                                             Six Months                Twelve
                                               Ended     Year Ended Months Ended
                                            February 29, August 31, February 29,
                                                2000        1999        2000
                                            ------------ ---------- ------------
                                                       (in thousands)
   Net sales...............................    $1,340      $9,385      $5,397
   Gross profit............................       348       2,466       1,310
   Operating earnings......................       (58)        290         (70)
   EBITDA..................................         4         631         179
   Capital expenditures....................       --           75          59

(3) Engineering, selling and administrative expenses include all general corporate expenses related to Applied Power, including costs incurred to support both the Industrial Business and the Electronics Business. In accordance with generally accepted accounting principles, none of these expenses has been allocated to discontinued operations. The adjustment reflects the elimination of the excess of historical general corporate expenses over the amounts management believes would have been incurred by Actuant had the Distribution taken place at the beginning of such periods. The remainder represents salaries and benefits for positions in corporate finance, treasury, tax, human resource and general management as well as certain outside service fees expected to continue, including audit, insurance and legal costs. For the six and twelve month periods ended February 29, 2000 and fiscal 1999, pro forma general corporate expenses were $2.4 million, $5.0 million and $4.7 million, respectively.

(4) Reflects the adjustment to exclude investment banking, legal, accounting and other fees and expenses associated with the Distribution.

(5) Reflects the elimination of historical net financing costs and the inclusion of estimated pro forma net financing costs based on the debt realignment related to the Distribution as follows:

                                            Six Months     Year       Twelve
                                              Ended        Ended   Months Ended
                                           February 29, August 31, February 29,
                                               2000        1999        2000
                                           ------------ ---------- ------------
                                                      (in thousands)
   The Actuant Credit Facility--Tranche A
    Term Loan at 9.51%...................    $ 5,286     $10,204     $10,204
   The Actuant Credit Facility--Tranche B
    Term Loan at 10.26%..................      6,731      13,061      13,061
   The Notes at 12.50%...................     12,500      25,000      25,000
   Non-cash amortization of debt issuance
    costs ...............................        876       1,752       1,752
   Other financing costs.................        686       1,368       1,368
                                             -------     -------     -------
   Estimated pro forma net financing
    costs................................     26,079      51,385      51,385
   Less: historical net financing costs..     18,142      41,181      39,573
                                             -------     -------     -------
   Pro forma adjustment..................    $ 7,937     $10,204     $11,812
                                             =======     =======     =======

   LIBOR assumed in the above calculations is 6.76%. A 0.25% change in LIBOR for the Actuant Credit Facility would result in an approximate $0.6 million change in annual pro forma net financing costs. A 0.25% change in the coupon on the Notes would result in an approximate $0.5 million change in annual pro forma net financing costs.

(6) Represents the adjustment required to arrive at an estimated income tax expense after the Distribution. The increase in the effective pro forma tax rate results from lower utilization of foreign tax credits.

(7) Reflects elimination of the net operating results of the Electronics
    Business.

(8) "EBITDA" is defined as operating earnings before depreciation, amortization and certain restructuring and other non-recurring items. Restructuring and other non-recurring items included in the pro forma consolidated statement of earnings are contract termination costs, contract termination recovery and corporate reorganization expenses. As discussed in Note 2 above, pro forma EBITDA includes $0.2 million of EBITDA from Samuel Groves, which we divested on November 23, 1999. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and our calculation thereof may not be comparable to that reported by other companies. We believe that EBITDA provides useful information regarding our ability to service and/or incur indebtedness. EBITDA does not take into account our working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

                                                            Excluded           Other            Pro
                EBITDA:                     Historical   Businesses(1)     Adjustments       Forma(2)
                ------                      ----------   -------------     -----------       --------
Six Months Ended February 29, 2000          $ 65,504        $(15,400)          $5,607        $ 55,783
                                            ========        ========           ======        ========
Year Ended August 31, 1999                  $133,321        $(36,853)          $7,092        $103,867
                                            ========        ========           ======        ========
Twelve Months Ended February 29, 2000       $134,679        $(33,245)          $9,155        $110,589
                                            ========        ========           ======        ========

                 Unaudited Pro Forma Consolidated Balance Sheet
                                 (in thousands)

                                         February 29, 2000
                           ---------------------------------------------------
                                         Excluded       Other
                           Historical  Businesses(1) Adjustments     Pro Forma
                           ----------  ------------- -----------     ---------
ASSETS
Current assets:
Cash and cash
 equivalents.............  $    8,769    $     --     $     --       $   8,769
Accounts receivable,
 net.....................      73,304      (29,041)      57,243 (2)    101,506
Inventories, net.........      99,815      (29,676)         --          70,139
Prepaid expenses.........       7,415       (1,290)      40,000 (3)     46,125
Deferred income taxes....       8,558       (2,705)         --           5,853
                           ----------    ---------    ---------      ---------
Total current assets.....     197,861      (62,712)      97,243        232,392
Property, plant and
 equipment...............     182,725      (51,380)         --         131,345
Less: accumulated
 depreciation............    (110,081)      29,421          --         (80,660)
                           ----------    ---------    ---------      ---------
Net property, plant and
 equipment...............      72,644      (21,959)         --          50,685
Goodwill, net of
 accumulated
 amortization............     155,539      (39,324)         --         116,215
Other intangibles, net of
 accumulated
 amortization............      29,567       (4,926)         --          24,641
Net assets of
 discontinued
 operations..............     627,930          --      (627,930)(4)        --
Other assets.............       3,383          --        14,320 (5)     17,703
                           ----------    ---------    ---------      ---------
Total assets.............  $1,086,924    $(128,921)   $(516,367)     $ 441,636
                           ==========    =========    =========      =========
LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings....  $    2,383    $     340    $     --       $   2,723
Trade accounts payable...      52,887      (13,744)         --          39,143
Accrued compensation and
 benefits................      20,152       (3,071)         --          17,081
Income taxes payable.....       1,031       (5,079)      28,448 (6)     24,400
Other current
 liabilities.............      18,558          983       10,000 (7)     29,541
                           ----------    ---------    ---------      ---------
Total current
 liabilities.............      95,011      (20,571)      38,448        112,888
Long-term debt...........     507,914     (169,500)     111,586 (8)    450,000
Deferred income taxes....       8,492       (9,166)         --            (674)
Other deferred
 liabilities.............      15,616       (1,252)         --          14,364
Shareholders' equity
Common stock.............       7,817          --           --           7,817
Additional paid-in
 capital.................      13,971          --      (618,063)(9)   (604,092)
Retained earnings........     455,916       71,568      (57,128)(10)   470,356
Accumulated other
 comprehensive income....     (17,813)         --         8,790 (11)    (9,023)
                           ----------    ---------    ---------      ---------
Total shareholders'
 equity..................     459,891       71,568     (666,401)      (134,942)
                           ----------    ---------    ---------      ---------
Total liabilities and
 shareholders' equity....  $1,086,924    $(128,921)   $(516,367)     $ 441,636
                           ==========    =========    =========      =========

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

            Notes to Unaudited Pro Forma Consolidated Balance Sheet

(1) Reflects the historical financial position as of February 29, 2000 of the Air Cargo and Barry Controls businesses which were sold in May 2000 and June 2000 respectively, and the Magnets business, which will become part of APW in connection with the Distribution.

(2) Historically, Applied Power, through a wholly-owned limited purpose subsidiary, sold participating interests in a pool of its trade accounts receivable to financial institutions. Immediately following the Distribution, we will not have an accounts receivable financing program. The adjustment represents the amount of accounts receivable relating to the Industrial Business sold as of February 29, 2000.

(3) Reflects APW's agreement to reimburse Applied Power for the estimated tax liability created by the corporate restructuring transactions related to the Distribution, including the transactions that makes APW Ltd. a Bermuda corporation. A corresponding liability is reflected in income taxes payable.

(4) Reflects the transfer of the net assets of the Electronics Business in the Distribution.

(5) Reflects estimated new debt issuance costs of approximately $15.0 million that will be incurred as a result of the debt realignment related to the Distribution, net of a write-off of $0.7 million of unamortized costs related to former debt agreements.

(6) Represents the estimated tax liability increase (decrease) due to certain other pro forma adjustments as follows:

                                                                  February 29,
                                                                      2000
                                                                 --------------
                                                                 (in thousands)
   Estimated taxes on corporate restructuring transactions (see
    Note 3 above)...............................................    $40,000
   Write-off of unamortized historical debt issuance costs (see
    Note 5 above)...............................................       (272)
   Estimated costs associated with effecting the Transactions including estimated Tender Offer premium (see Notes 7 and 8
    below)......................................................    (11,280)
                                                                    -------
   Pro forma adjustment.........................................    $28,448
                                                                    =======

(7) Represents the accrual of the estimated investment banking, legal, accounting and other fees and expenses associated with the Transactions.

(8) A reconciliation of the pro forma adjustments to long-term debt is as follows:

                                                                 February 29,
                                                                     2000
                                                                --------------
                                                                (in thousands)
   Accounts receivable financing facility (see Note 2 above)...    $ 57,243
   Estimated debt issuance costs (see Note 5 above)............      15,000
   Final allocation per debt realignment and other.............      39,343
                                                                   --------
   Pro forma adjustment........................................    $111,586
                                                                   ========

(9) Reflects changes to additional paid-in capital account impacted by pro forma adjustments as follows:

                                                                  February 29,
                                                                      2000
                                                                 --------------
                                                                 (in thousands)
   The Distribution (see Note 4 above).........................    $(627,930)
   Estimated taxes on corporate restructuring transactions (see
    Note 3 above)..............................................       40,000
   Estimated final allocation of debt..........................      (21,343)
   Cumulative translation adjustment (see Note 11 below).......       (8,790)
                                                                   ---------
   Pro forma adjustment........................................    $(618,063)
                                                                   =========

(10) Reflects changes to retained earnings generated by pro forma adjustments, net of tax effect, as follows:

                                                                February 29,
                                                                    2000
                                                               --------------
                                                               (in thousands)
   Estimated taxes on corporate restructuring transactions
    (see Note 3 above)........................................    $(40,000)
   Write-off of unamortized historical debt issuance costs
    (see Note 5 above)........................................        (408)
   Estimated transaction costs and other......................     (16,720)
                                                                  --------
   Pro forma adjustment.......................................    $(57,128)
                                                                  ========

(11) Reflects elimination of the portion of the cumulative translation account attributable to the Electronics Business.

The statement of earnings data for the fiscal year ended August 31, 1997 has been derived from unaudited consolidated financial statements of Applied Power.

Recent Developments

   We recently announced our operating results for the three months ended May 31, 2000, but have not yet filed our Quarterly Report on Form 10-Q for the quarterly period then ended. The following data summarize the results of operations of Applied Power for this period, with the Electronics Business reflected as discontinued operations:

                                                                  Three Months
                                                                  Ended May 31,
                                                                  -------------
                                                                   1999   2000
                                                                  ------ ------
                                                                  (in millions)
Net sales........................................................ $180.0 $178.5
Gross profit.....................................................   66.2   66.0
Operating expenses(2)(3).........................................   36.6   35.7
Amortization of intangible assets................................    2.2    1.9
Depreciation.....................................................    4.6    3.6
Operating earnings...............................................   27.4   28.4

Footnotes:
(1) As adjusted to exclude the Non-continuing Businesses, the results were as follows:

                                                                  Three Months
                                                                  Ended May 31,
                                                                  -------------
                                                                   1999   2000
                                                                  ------ ------
                                                                  (in millions)
Adjusted net sales............................................... $137.9 $137.5
Adjusted gross profit............................................   51.5   52.2
Adjusted operating expenses(2)(3)................................   27.8   27.2
Adjusted amortization of intangible assets.......................    1.5    1.5
Adjusted depreciation............................................    2.9    2.4
Adjusted operating earnings......................................   22.2   23.4
Adjusted EBITDA(4)...............................................   26.6   28.4

--------
(2) Operating expenses and adjusted operating expenses for the three months ended May 31, 2000 include a $1.0 million pre-tax charge for investment banking, legal, accounting and other fees and expenses associated with the Distribution.
(3) Operating expenses and adjusted operating expenses include, among other things, general corporate expenses, which include expenditures for resources and services that supported the Electronics Business. In accordance with generally accepted accounting principles, none of these expenses has been allocated to discontinued operations. General corporate expenses totaled $3.0 million and $4.2 million for the three months ended May 31, 1999 and 2000, respectively.
(4) EBITDA is defined as operating earnings before depreciation, amortization and certain restructuring and other non-recurring items. EBITDA and adjusted EBITDA for the three months ended May 31, 2000 excludes $1.0 million in corporate reorganization expenses.

                                                    Three Months
                                                    Ended May 31,
                                                 -------------------
                                                  1999         2000
                                                 ------       ------
    EBITDA                                        $34.2        $34.9
                                                  =====        =====

    Adjusted EBITDA                               $26.6        $28.4
                                                  =====        =====

   Our net sales, adjusted to exclude the operating results of the Non-continuing Businesses, were $137.5 million for the three months ended May 31, 2000, compared to $137.9 million for the comparable period in fiscal 1999. Excluding the effects of currency translation, our third quarter sales grew 2% over last year, primarily reflecting increased shipments of heavy-duty truck cab-tilt systems, RV leveling and slide-out systems and high force hydraulic industrial tools. Adjusted EBITDA (not adjusted to exclude excess general corporate expenses) increased by $1.8 million from $26.6 million for the three months ended May 31, 1999 to $28.4 million for the three months ended May 31, 2000, resulting from the incremental sales volume, improved gross margins and reduction in operating expenses.

Item 7.   Financial Statements and Exhibits.

          (c)  Exhibits:

               See Exhibit Index following the Signature page of this report, which is incorporated herein by reference.

               (i)  Press release dated June 30, 2000.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        APPLIED POWER INC.
                                        (Registrant)


Date: July 7, 2000                By:__________________________________________
                                           Joseph T. Lower
                                           Leader-Finance and Business
                                           Development
                                           (Duly authorized to sign on behalf
                                           of the Registrant)

                              APPLIED POWER INC.
                               (the "Registrant")
                         (Commission File No. 1-11288)

                                 EXHIBIT INDEX
                                      to
                            FORM 8-K CURRENT REPORT
                              Dated July 5, 2000



Exhibit                                                     Filed
Number                     Description                    Herewith
------                     -----------                    ---------

 99.1                    Applied Power Inc.
                         Press Release
                         dated June 30, 2000                 X


                                      20